BONUS SHARES AGREEMENT

THIS AGREEMENT dated as of the 14th day of February, 2005

BETWEEN:

JANET CARPENTER of 8062 19th Avenue, Burnaby, British
Columbia, Canada V3N 1G3

(hereinafter called "Carpenter")

OF THE FIRST PART

AND:

EYI INDUSTRIES INC., a Nevada corporation with its corporate address at 3960 Howard Hughes Parkway, Suite 500, Las
Vegas, Nevada 89109

(hereinafter called the "Corporation")

OF THE SECOND PART
WHEREAS:

A. The Corporation wishes to borrow $200,000 (the "Loan") from Cornell Capital Partners L.P. ("Cornell");

B. Cornell requires a guarantee of the Loan in the form attached as Schedule A hereto (the "Guaranty") secured by a pledge of 3,000,000 shares (the Pledged "Shares") of the Corporation's common stock in the form attached as Schedule B hereto (the "Pledge");

C. For the consideration set out below, Carpenter has agreed to provide the Guaranty and the Pledge;

D. Carpenter requires that the Corporation provide certain assurances to her;

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the sum of $1.00 paid by each party to the other (the receipt of which is hereby acknowledged) the parties hereto mutually covenant and agree as follows:

1. Carpenter agrees to provide the Guaranty and the Pledge.

2. In consideration of Carpenter providing the Guaranty and the Pledge, the Corporation agrees to issue to Carpenter 800,000 shares of common stock (the "Carpenter Shares") at a deemed price of $0.05 per share.

3. Carpenter represents and warrants to the Corporation that Carpenter is not a "U.S. Person" as defined by Regulation S of the United States Securities Act of 1933 (the "Securities Act") and is not acquiring the Carpenter Shares for the account or benefit of a U.S. Person.

4. Carpenter acknowledges that the Carpenter Shares are "restricted securities" within the meaning of the Securities Act and will be issued to Carpenter in accordance with Regulation
S of the Securities Act. Carpenter further acknowledges that the Corporation has not agreed to register the resale of the Carpenter Shares under the Securities Act.

5. Carpenter agrees not to engage in hedging transactions with regard to the Carpenter Shares unless in compliance with the Securities Act.

6. Carpenter and the Corporation agree that the Corporation will refuse to register any transfer of the Carpenter Shares not made in accordance with the provisions of Regulation S of the Securities Act, pursuant to registration under the Securities Act, pursuant to an available exemption from registration, or pursuant to this Agreement.

7. Carpenter agrees to resell the Carpenter Shares only in accordance with the provisions of Regulation S of the Securities Act, pursuant to registration under the Securities
Act, or pursuant to an available exemption from registration pursuant to the Securities Act.

8. Carpenter acknowledges and agrees that all certificates representing the Carpenter Shares will be endorsed with the following legend in accordance with Regulation S of the Securities Act:

"THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT"), AND
HAVE BEEN ISSUED IN RELIANCE UPON AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT PROVIDED BY REGULATION S PROMULGATED UNDER THE ACT. SUCH SECURITIES MAY NOT BE REOFFERED
FOR SALE OR RESOLD OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S, PURSUANT TO AN EFFECTIVE REGISTRATION UNDER THE ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE ACT. HEDGING TRANSACTIONS INVOLVING THE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE ACT".

9. As additional consideration for Carpenter entering in to the Guaranty and the Pledge, the Corporation agrees to indemnify and hold harmless Carpenter from any and all liability or loss which she may occur as a result of the Guaranty and the Pledge.

10. For the purposes of determining the liability of the Corporation to Carpenter, in the event that the Escrow Agent under the Pledge shall deliver the Pledged Shares to Cornell under the terms of the Pledge, the loss to Carpenter shall be deemed to be the greater of $0.06 per share or the price at which the common stock last traded at the time the Escrow Agreement delivers the Pledged Shares to Cornell.

11. Any notice required or permitted to be given under this Agreement shall be in writing and may be given by delivering same or mailing same by registered mail or sending same by telegram, telex, telecopier or other similar form of communication to the following addresses:

Carpenter: 8062 19th Avenue,
Burnaby, British Columbia, Canada V3N 1G3

The Corporation: 3960 Howard Hughes Parkway, Suite 500,
Las Vegas, Nevada 89109

Any notice so given shall:

(a) if delivered, be deemed to have been given at the time of delivery;

(b) if mailed by registered mail, be deemed to have been given on the fourth business day after and excluding the day on which it was so mailed, but should there be, at the time of mailing or between the time of mailing and the deemed receipt of the notice, a mail strike, slowdown or other labour dispute which might affect the delivery of such notice by the mails, then such notice shall be only effective if actually delivered; and

(c) if sent by telegraph, telex, telecopier or other similar form of communication, be deemed to have been given or made on the first business day following the day on which it was sent.

Any party may give written notice of a change of address in the aforesaid manner, in which event such notice shall thereafter be given to such party as above provided at such changed address.

12. This Agreement embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and undertakings, whether oral or written, pertaining to the subject matter hereof.

13. If any one or more of the provisions of this Agreement should be invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality or enforceability of such provision shall not in any way be affected or impaired thereby in any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

14. Each of the parties hereto will cooperate with the others and execute and deliver to the other parties hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other party hereto as necessary to carry out, evidence, and confirm the intended purposes of this Agreement.

15. This Agreement shall be governed by and be construed in accordance with the laws of the State of Nevada and the parties hereto agree to submit to the jurisdiction of the courts of Nevada with respect to any legal proceedings arising herefrom.

16. This Agreement has been prepared by O'Neill Law Group PLLC acting solely on behalf of the Corporation and Carpenter acknowledges that she has been advised to obtain independent legal advice.

17. This Agreement may be executed in one or more counterparts, each of which so executed shall constitute an original and all of which together shall constitute one and the same agreement.

18. This Agreement shall enure to the benefit of and be binding upon all parties hereto and their respective heirs, personal representatives, successors and assigns, as the case may be.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first written above.

/s/ Janet Carpenter
JANET CARPENTER

EYI INDUSTRIES, INC.
by its authorized signatory:

/s/ Dori Jo. O'Neill
DORI J. O'NEILL,
Vice President, Secretary & Treasurer

Schedule A
To the Bonus Shares Agreement
dated as of February 14, 2005


GUARANTY AGREEMENT


Schedule B

To the Bonus Shares Agreement
dated as of February 14, 2005


PLEDGE AND ESCROW AGREEMENT